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                                                                     EXHIBIT 5.2

                    TAX OPINION AND CONSENT OF LEGAL COUNSEL



                                  August 14, 2001



University Bancorp, Inc.
959 Maiden Lane
Ann Arbor, MI 48105

Re:      Registration Statement on Form S-2
         Registration No. 333-47056

Ladies and Gentlemen:

         We have acted as special counsel for University Bancorp, Inc. a Delaware corporation (the "Company"), in connection with the rights described in the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-2 (the "Registration Statement") relating to the offering by the Company of up to 2,092, 801 shares (the "Offering") of its common stock, $.01 par value per share (the "Common Stock"). At your request, we are rendering our opinion concerning the material federal income tax consequences of the Offering.

         For purposes of the opinion set forth below, we have relied, with the consent of the Company upon the accuracy and completeness of the statements and representations of fact (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificate of the officers of the Company dated the date hereof, and have assumed that such statements and representations of fact will be complete and accurate as of the effective period of the Offering and that all such statements and representations of fact made to the knowledge of any person or entity will be true and correct. We have also relied upon the accuracy of the Registration Statement filed with the Securities and Exchange Commission in connection with the Offering as amended through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Registration Statement.

         We have also assumed that: (i) the Company will offer the right to subscribe for and purchase shares of Common Stock at $1.00 per share; (ii) only shareholders on the record date described in the Registration Statement will be eligible and (iii) no cash or other property will be offered or distributed by the Company to any shareholders either at the time of the Offering or in contemplation thereof.


         Based upon and subject to the foregoing, we have expressed our opinion under currently applicable United States federal income tax law in the section described as "Federal Income Tax Consequences of the Subscription Offer" in the Prospectus.




         This opinion relates solely to the material United States federal income tax consequences of the Offering and no opinion is expressed as to tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. Further, no opinion is expressed with respect to the United States federal income tax consequences to stockholders subject to special treatment under United States federal income tax law (including, for example, non-residents of the United States for United States federal income tax purposes, financial institutions, dealers in securities, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders that acquired their Common Stock through exercise of an employee stock option or right or otherwise as compensation, and holders that hold Common Stock as part of a hedge, straddle, constructive sale or conversion transaction).

         We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name as it appears under the caption "Legal Matters".

                                             Sincerely,

                                             L. R. Sowell & Associates, PLLC